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                                                                    EXHIBIT 99.1





                                           CONTACTS:        Denese Van Dyne
                                                            Landmark
                                                            (713) 560-1555

                                                            Guy Marcus
                                                            Halliburton
FOR IMMEDIATE RELEASE                                       (214) 978-2691



   LANDMARK ANNOUNCES SPECIAL STOCKHOLDERS MEETING AND EARLY TERMINATION OF
                       HART-SCOTT-RODINO WAITING PERIOD


         Houston (August 15, 1996) -- Landmark Graphics Corporation (NASDAQ:LMRK) today announced that it will convene a special stockholders meeting at 10:00 a.m. (CDT) on October 4, 1996. The purpose of the meeting is to vote on a proposal to approve and adopt an Agreement and Plan of Merger dated June 30, 1996 providing for the acquisition of Landmark by Halliburton Company (NYSE:HAL). The meeting will be held at 15150 Memorial Drive, Houston, Texas.

         Only Landmark stockholders of record as of the close of business on August 29, 1996 will be notified of, and are entitled to vote at, the meeting. Landmark expects to mail a Proxy Statement/Prospectus on or about September 4, 1996 to all stockholders of record as of August 29, 1996. The companies anticipate completing the acquisition during the first part of the fourth calendar quarter of 1996.

         Under terms of the agreement, Halliburton will issue 0.574 of a share of its common stock for each outstanding share of Landmark common stock. Following the merger, Landmark will be operated as a wholly-owned subsidiary of Halliburton Company, and Robert Peebler will continue as president and chief executive officer of Landmark.

         In a related development, Landmark and Halliburton have been advised that all requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been satisfied effective August 14, 1996.

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         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services. Halliburton Company had fiscal year 1995 revenue of $5.7 billion.


         Landmark Graphics Corporation is a leading supplier of integrated exploration and production information systems and professional services that enable petroleum companies to find, produce and manage oil and gas reservoirs more effectively. Headquartered in Houston, Landmark has 35 offices around the world, with systems installed in more than 70 countries. Customers include 90 percent of the world's largest oil and gas companies. Revenue for its fiscal year, which ended June 30, 1996, was $187.3 million. Landmark's World Wide Web site can be accessed at http://www.lgc.com.


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